Exhibit 23.1



Consent of Independent Public Accountants




As independent public accountants, we hereby consent to the incorporation by reference in Registration Statement No. 33-21515 on Form S-8 dated April 28, 1988, Registration Statement No. 33-22463 on form S-8 dated June 13, 1988, Registration Statement No. 33-65404 on Form S-8 dated July 1, 1993, Registration Statement No. 33-52881 on Form S-8 dated March 30, 1994, Registration Statement No. 33-52903 on Form S-8 dated March 30, 1994, and Registration Statement No. 33-54389 on Form S-4 dated June 30, 1994 of our report dated March 13, 1995 included in Stewart & Stevenson Services, Inc.'s Form 10-K for the fiscal year ended January 31, 1995.



ARTHUR ANDERSEN LLP



Houston, Texas
April 18, 1995